                                                     Exhibit 12


                    LACLEDE GAS COMPANY AND SUBSIDIARY COMPANIES

           SCHEDULE OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
           -------------------------------------------------------------

                                        Fiscal Year Ended September 30,
                                  ----------------------------------------
                                  1996     1995     1994     1993     1992
                                  ----     ----     ----     ----     ----
                                            (Thousands of Dollars)
Income before interest
 charges and the cumulative
 effect of change in
 accounting                    $50,771  $39,428  $38,611  $41,380  $33,888

Add: Taxes based on
       utility income           18,603    9,878   12,517   14,997    8,272

     Taxes based on
       miscellaneous income       (205)     252      121    1,068      172

     One third of applicable
       rentals charged to
       operating expense
      (which approximates the
      interest factor)             291      288      287      284      279
                               -------------------------------------------
        Total Earnings         $69,460  $49,846  $51,536  $57,729  $42,611
                               ===========================================

Interest on long-term debt     $13,939  $12,544  $12,626  $14,415  $13,803
Other interest                   4,008    5,983    3,768    1,798    1,811

One-third of applicable rentals
  charged to operating expense
  (which approximates the
  interest factor)                 291      288      287      284      279
                               -------------------------------------------
   Total Fixed Charges         $18,238  $18,815  $16,681  $16,497  $15,893
                               ===========================================

Ratio of Earnings to
  Fixed Charges                   3.81     2.65     3.09     3.50     2.68


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